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                                                                    EXHIBIT 99.1





                                                           FOR IMMEDIATE RELEASE


         NEOTHERAPEUTICS ANNOUNCES $6 MILLION PREFERRED STOCK FINANCING

Irvine, Calif. - February 2, 1999 - NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced today that it has completed the placement of $4 million in preferred stock with conversion features to two institutional investors. The Company also has the option to sell an additional $2 million in preferred stock to the investors commencing in 180 days.

"This financing brings the Company's present cash and securities to approximately $6 million. With the additional $2 million available under this transaction, together with committed funding under our existing line of equity, the Company has additional cash availability of approximately $13 million. Based on the positive results from our recent Phase 2a clinical trial, the total financial resources of approximately $19 million will allow us to accelerate and complete the next phase of the clinical development program for NeoTherapeutics' lead compound, NEOTROFIN(TM) (AIT-082, leteprinim potassium)," stated Sam Gulko, NeoTherapeutics' Chief Financial Officer.

The financing consists of two tranches of preferred stock. The first tranche of $4 million, which was funded on January 29, 1999, is convertible into common stock at an initial fixed price of $13.06 per share. During the first 90 days after the closing, the preferred stock is convertible only at the fixed price. Thereafter, the preferred stock is convertible at the lesser of the fixed price or, in 25% cumulative monthly increments, at a variable rate of 101% of the average market price (as defined in the agreement) of the common stock at the time of conversion. In no event can the first tranche be converted into more than 1,450,000 shares. The second tranche of $2 million, which is at NeoTherapeutics' option, is eligible to fund after 180 days, subject to certain conditions contained in the agreement. The preferred stock in the second tranche will contain terms and conditions for conversion similar to the first tranche, except that the fixed conversion price of the second tranche will be set at 125% of the average market price of the common stock at the time of the second closing. Dividends on the preferred stock are payable in cash or in common stock, at the option of NeoTherapeutics, at the annual rate of 5%. The investors also received warrants to purchase 75,000 shares of common stock at $12.98 per share for a period of 5 years. There are no warrants associated with the second tranche. Additional features of the preferred stock issue include, among other things, a redemption feature at the Company's option if the common stock trades below a floor or above a ceiling price and a prohibition on conversion below a stipulated price.


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NeoTherapeutics Announces $6 Million Preferred Stock Financing
February 2, 1999
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NeoTherapeutics' research program is focused on designing and developing small molecules capable of promoting nerve regeneration and repair for a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, stroke and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine and depression. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the early stage of product development, the need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.


CONTACTS:

Investment Community:                            Media:
Carol Gruetter                                   John Lockhart
NeoTherapeutics, Inc.                            Halsted Communications, Inc.
Tel:     (949) 788-6700                          Tel:     (800) 600-7111 x.224
e-mail:  cgruetter@neotherapeutics.com                   (213) 957-3111 x.224
                                                 e-mail: jlockhart@halsted.com

Margaret Wyrwas and Christine Seketa
Hill and Knowlton, Inc.
Tel:     (212) 885-0544 or (212) 885-0350
e-mail:  mwyrwas@hillandknowlton.com
         cseketa@hillandknowlton.com

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